EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2003, accompanying the consolidated financial statements and included in the amended Annual Report of Findwhat.com and Subsidiary on Form 10-KSB/A for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Findwhat.com and Subsidiary on Form S-8 (SEC File No. 333-46008, effective date September 18, 2000 and SEC File No. 333-66434, effective date August 1, 2001) and on Form S-3 (SEC File No. 333-76144, effective date December 31, 2001, SEC File No. 333-47240, effective date May 3, 2001, SEC File No. 333-102436, effective January 9, 2003 and SEC File No. 333-110067, effective October 29, 2003).

/s/ GRANT THORNTON LLP




Tampa, Florida
February 26, 2004